Exhibit 99.1

STONE ENERGY CORPORATION

Announces Second Quarter 2004 Results

NYSE — SGY
LAFAYETTE, LA. August 9, 2004

        Stone Energy Corporation today announced a 25% increase in earnings with net income of $35.9 million, or $1.33 per share, on oil and gas revenue of $142.2 million for the second quarter of 2004, compared to net income of $28.6 million, or $1.08 per share, on oil and gas revenue of $117.2 million for the second quarter of 2003. For the six months ended June 30, 2004, net income totaled $71.7 million, or $2.67 per share, on revenue of $275.8 million compared to net income of $84.5 million, or $3.18 per share, on revenue of $274.8 million during the comparable 2003 period. Included in net income for the 2004 periods is a pre-tax charge of $2.4 million or $0.06 per share after taxes for expenses relating to a legal settlement and the write-off of deferred financing costs associated with our previous bank credit facility. All per share amounts are on a diluted basis.

        Prices realized during the second quarter of 2004 averaged $37.09 per barrel (Bbl) of oil and $5.86 per thousand cubic feet (Mcf) of natural gas on average daily production volumes of 261 million cubic feet of natural gas equivalents (MMcfe). These prices represent a 22% increase, on a Mcfe basis, over second quarter 2003 average realized prices of $28.34 per Bbl of oil and $5.05 per Mcf of natural gas on similar average daily production volumes. Average realized prices during the first half of 2004 were $35.79 per Bbl of oil and $5.67 per Mcf of natural gas on average daily production volumes of 262 MMcfe compared to $30.96 per Bbl of oil and $5.88 per Mcf of natural gas realized during the first half of 2003 on average daily production volumes of 270 MMcfe. All unit pricing amounts include the cash settlement of hedging contracts.

        During the second quarter of 2004, Stone generated discretionary cash flow of $108.8 million compared to $88.9 million generated during the second quarter of 2003. Net cash flow provided by operating activities, as defined by generally accepted accounting principles (GAAP), totaled $89.1 million and $103.8 million during the three months ended June 30, 2004 and 2003, respectively. For the first six months of 2004, discretionary cash flow totaled $213.0 million compared to $218.6 million during the first six months of 2003. Net cash flow provided by operating activities totaled $188.3 million and $213.1 million during the six months ended June 30, 2004 and 2003, respectively. (Please see “Non-GAAP Financial Measure” below.)

        Normal lease operating expenses incurred during the second quarter of 2004 totaled $17.1 million compared to $15.7 million for the comparable quarter in 2003. For the six months ended June 30, 2004 and 2003, normal lease operating expenses were $33.9 million and $30.7 million, respectively. The increase in normal lease operating expenses during 2004 is the combined result of an increase in the number of active wells, increases in overall service costs over 2003 and higher oil production volumes during 2004, which are more costly to produce as compared to natural gas.

        Major maintenance expenses, which represent major repair and maintenance costs that vary from period to period, totaled $5.8 million during the second quarter of 2004 compared to $2.5 million in the second quarter of 2003. Second quarter 2004 major maintenance expenses consisted primarily of replacement wells on Mississippi Canyon Block 109 and Vermilion Block 131. Stone expects third quarter 2004 major maintenance expenses to increase approximately 75% over second quarter 2004 major maintenance expenses based upon planned operations.

        Depreciation, depletion and amortization (DD&A) expense on oil and gas properties totaled $49.4 million for the second quarter of 2004, compared to $40.4 million during the second quarter of 2003. DD&A expense on oil and gas properties for the six months ended June 30, 2004 totaled $95.4 million, compared to $81.3 million during the same year-to-date period of 2003. The increase in DD&A on a unit basis during 2004 is the result of increases in full-cycle cost of finding and developing proved reserves and the impact of drilling results.

        Stone has entered into zero premium collars for a portion of its 2005 oil production. The collars effectively hedge 8,000 barrels per day at a floor price of $28.00 per barrel and an average ceiling price of $52.83 per barrel for calendar year 2005.

        As previously announced, Stone entered into a new $500 million senior unsecured credit agreement with a syndicated bank group effective April 30, 2004. Stone had availability under the credit facility of an additional $230.9 million of borrowings as of August 6, 2004. As a result of credit facility repayments and the redemption of our $100 million of senior subordinated notes during 2003, interest expense for the second quarter of 2004 decreased 23% to $4.0 million, compared to $5.2 million during the second quarter of 2003. For the six months ended June 30, 2004, interest expense totaled $7.9 million compared to $10.7 million during the comparable period in 2003.

        Capital expenditures relative to oil and gas properties during the second quarter of 2004 totaled $111.9 million, including $45.4 million of acquisition costs, $3.7 million of capitalized salaries, general and administrative expenses and $1.6 million of capitalized interest. Year-to-date 2004 additions to oil and gas property costs of $202.1 million include $47.4 million of acquisition costs, $7.9 million of capitalized salaries, general and administrative expenses and $3.2 million of capitalized interest. These investments were financed with cash flow from operating activities, working capital and bank borrowings.

   OPERATIONAL UPDATE

        During the second quarter of 2004 Stone evaluated 16 new wells, 12 of which were productive. Through August 6, 2004, Stone has spudded 37 of the 57 wells planned for 2004. The following is an update of certain ongoing or recently completed operations:

Gulf of Mexico – Shelf

        Main Pass Block 288. The No. A-11 STK Well on the Coolidge Prospect was drilled to a total measured depth (MD) of 8,235 feet and encountered 86 feet MD of net oil pay in three sands. The well has been completed and is producing at a daily rate of approximately 400 barrels of oil and 100 Mcf of gas. The No. A-7 STK Well on the Sam Adams Prospect reached a total depth of 10,366 feet MD in July and encountered 73 feet (MD) of net oil pay in three sands. The well is being completed and should be on restricted production in late August.

        Due to the success of the drilling program from the Main Pass Block 288 A platform, modifications to the platform and pipelines are necessary to take advantage of the wells full productive capabilities. Production from these wells and other wells on the A platform is restricted due to current processing limitations that are expected to be alleviated by the end of the year with additional pipeline capacity. Stone has a 100% working interest (WI) and an 88.3% net revenue interest (NRI) in these wells.

        Viosca Knoll Block 817. Stone has entered into an agreement with the owner of Viosca Knoll Blocks 817 and 861 to utilize an existing platform as a host structure from which to drill at least two wells and earn an interest in these blocks. The first well, the No. A-1 STK is currently drilling to a planned total depth of 15,351 feet MD (12,145 feet of true vertical depth (TVD)). Viosca Knoll Blocks 817 and 861 are southwest of Stone’s Main Pass Block 288 Field. Stone has a 100% WI in these earning wells.

        East Cameron Block 265. The No. 4 Well on the Donut Prospect was drilled from an open water location to a depth of 10,416 feet MD (9,521 feet TVD) and encountered 184 feet MD of gas pay in 13 sands between 1,000 and 9,140 feet TVD. The operator drilled a delineation well, the No. 5 Well, to a total measured depth of 4,500 to test the size of the discovery and to determine an optimal location for surface facilities. The No. 5 Well encountered 33 feet MD of gas pay in four sands. Stone has a 50% WI and 40.7% NRI in these two non-operated wells. Also from an open water location, Stone recently spudded the No. 6 Well on the Kolache Prospect that will test a fault block adjacent to the Donut Prospect discovery. Stone has a 100% WI in this well.

        Ewing Bank Block 305. The No. A-10 STK1 Well on the Dujour Prospect was drilled to a total depth of 14,470 feet MD (14,072 feet TVD) and encountered 24 net feet of oil and gas pay in three sands. The well has been completed and was placed on production at a daily rate of 335 barrels of oil and 325 Mcf of gas. Stone has a 100% WI and an 80.6% NRI in the Ewing Bank Block 305 Field.

        Property Acquisitions. Stone completed an acquisition of interests in several properties located in the Gulf of Mexico shelf for approximately $23 million. Stone’s non-operated interests are varied (5% to 25%) and are in the following fields: East Cameron Block 64, South Marsh Island Block 269 and West Cameron Block 66. In addition, Stone completed the acquisition of eight exploratory leases in the Gulf of Mexico for approximately $16 million from the Minerals Management Service March 2004 lease sale.

Gulf of Mexico – Deep Water

        Mississippi Canyon Block 291. The No. 1 Well on the Nelson Prospect was drilled to a total depth of 11,600 feet MD from an open water location and encountered non-commercial gas in the main objective sands. The well has been plugged and abandoned. Stone had a 50% WI in this well.

        Mississippi Canyon Blocks 23, 24 & 25. Stone has entered into a partnership to drill the Essex Prospect in Mississippi Canyon Blocks 23, 24 and 25. The well is a deep water, deep gas test offsetting the Pompano field development. Stone expects this well to be spud in the third quarter of 2004. If successful, Stone will have a 25% WI in this well.

Rocky Mountains

        Pinedale Anticline, Wyoming. During the second quarter of 2004, we drilled and evaluated three wells, all of which were productive. Our program on the Pinedale Anticline in the Greater Green River Basin continues and has yielded five productive wells to date in 2004. We plan to drill an additional four wells this year. To date, we have drilled 15 wells and completed or are completing all of them. Stone has a 50% WI and a 40-43% NRI in the Pinedale project and is the operator of the drilling portion of the project.

        As previously announced, Stone sold its interests in 21 non-core properties located in various regions of the Rocky Mountains for approximately $8 million in July 2004. This sale was made to allow an increased focus on higher potential drilling opportunities in the Rocky Mountains as we attempt to grow this portion of our business. The divested properties comprised approximately one percent of Stone’s total estimated proved reserves at December 31, 2003 and included approximately 28% of Stone’s well count in the Rockies. At the time of the sale, Stone estimates that average net daily production from the 21 properties was less than 2 MMcfe.

Non-GAAP Financial Measure

        In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes this measure is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. See reconciliation of discretionary cash flow to cash flow provided by operating activities in the Consolidated Statement of Operations and Net Cash Flow Information.

Other Information

        Stone Energy has planned a conference call for 3:00 p.m. CDT Tuesday, August 10, 2004 to discuss the operational and financial results for the second quarter of 2004. Anyone wishing to participate should visit our Web site at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s Web site at www.StoneEnergy.com. The replay will be available for approximately one week.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains. For additional information, contact James H. Prince, chief financial officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

        Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

STONE ENERGY CORPORATION SUMMARY STATISTICS
(In thousands, except per share/unit amounts) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
FINANCIAL RESULTS
Net income	$35,903	$28,627	$71,676	$84,485
Net income per share	$1.33	$1.08	$2.67	$3.18

PRODUCTION QUANTITIES
Oil (MBbls)	1,552	1,388	3,096	2,807
Gas (MMcf)	14,443	15,428	29,081	31,945
Oil and gas (MMcfe)	23,755	23,756	47,657	48,787

AVERAGE DAILY PRODUCTION
Oil (MBbls)	17	15	17	16
Gas (MMcf)	159	170	160	177
Oil and gas (MMcfe)	261	261	262	270

REVENUE DATA (1)
Oil revenue	$57,557	$39,330	$110,796	$86,902
Gas revenue	84,667	77,882	165,008	187,856
Total oil and gas revenue	$142,224	$117,212	$275,804	$274,758

AVERAGE PRICES (1)
Oil (per Bbl)	$37.09	$28.34	$35.79	$30.96
Gas (per Mcf)	5.86	5.05	5.67	5.88
Per Mcfe	5.99	4.93	5.79	5.63

COST DATA
Normal lease operating expenses	$17,070	$15,681	$33,860	$30,706
Major maintenance expenses	5,789	2,541	8,890	5,242
Salaries, general and administrative expenses	3,549	3,602	7,290	6,937
DD&A expense on oil and gas properties	49,395	40,372	95,438	81,331

AVERAGE COSTS (per Mcfe)
Normal lease operating expenses	$0.72	$0.66	$0.71	$0.63
Major maintenance expenses	0.24	0.11	0.19	0.11
Salaries, general and administrative expenses	0.15	0.15	0.15	0.14
DD&A expense on oil and gas properties	2.08	1.70	2.00	1.67

AVERAGE SHARES OUTSTANDING – Diluted	26,954	26,585	26,876	26,535

(1) Includes the cash settlement of hedging contracts.

STONE ENERGY CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS AND NET CASH FLOW INFORMATION
(In thousands) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
STATEMENT OF OPERATIONS
Operating revenue:
Oil production	$57,557	$39,330	$110,796	$86,902
Gas production	84,667	77,882	165,008	187,856
Total operating revenue	142,224	117,212	275,804	274,758
Operating expenses:
Normal lease operating expenses	17,070	15,681	33,860	30,706
Major maintenance expenses	5,789	2,541	8,890	5,242
Production taxes	1,912	1,499	3,723	2,958
Depreciation, depletion and amortization	50,060	41,046	96,804	82,765
Accretion expense	1,463	1,573	2,926	3,146
Salaries, general and administrative expenses	3,549	3,602	7,290	6,937
Incentive compensation expense	424	677	1,117	1,337
Derivative expenses	1,058	2,081	1,960	4,254
Total operating expenses	81,325	68,700	156,570	137,345
Income from operations	60,899	48,512	119,234	137,413
Other (income) expenses:
Interest	3,988	5,167	7,937	10,688
Other income	(708)	(696)	(1,357)	(1,367)
Other expenses	2,383	-	2,383	-
Total other expenses	5,663	4,471	8,963	9,321
Income before income taxes	55,236	44,041	110,271	128,092

Provision for income taxes:
Current	-	-	-	-
Deferred	19,333	15,414	38,595	44,832
Total income taxes	19,333	15,414	38,595	44,832
Income before effects of accounting changes, net of tax	35,903	28,627	71,676	83,260
Cumulative effect of accounting changes, net of tax	-	-	-	1,225
Net income	$35,903	$28,627	$71,676	$84,485
NET CASH FLOW INFORMATION
Reconciliation of non-GAAP financial measure:
Discretionary cash flow	$108,788	$88,878	$213,018	$218,625

Net working capital changes and other	(19,663)	14,964	(23,003)	(4,971)
Investment in put contracts	-	-	(1,683)	(516)
Net cash flow provided by operating activities	$89,125	$103,842	$188,332	$213,138

STONE ENERGY CORPORATION CONSOLIDATED BALANCE SHEET (In thousands) (Unaudited)
	June 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$31,245	$17,100
Accounts receivable	97,994	75,066
Other current assets	10,231	5,914
Total current assets	139,470	98,080
Oil and gas properties:
Proved, net	1,311,203	1,210,333
Unevaluated	109,123	107,600
Building and land, net	5,315	5,202
Fixed assets, net	5,112	5,269
Other assets, net	11,202	7,793
Total assets	$1,581,425	$1,434,277
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable to vendors	$87,833	$87,646
Undistributed oil and gas proceeds	36,314	30,793
Fair value of swap and collar contracts	11,424	7,336
Other accrued liabilities	8,623	10,779
Total current liabilities	144,194	136,554

8¼% Senior Subordinated Notes due 2011	200,000	200,000
Bank debt	192,000	170,000
Deferred taxes	167,893	130,935
Fair value of swap contracts	5,066	4,770
Asset retirement obligations	82,007	78,877
Other long-term liabilities	3,409	2,864
Total liabilities	794,569	724,000
Common stock	267	264
Additional paid-in capital	463,326	455,391
Retained earnings	336,597	264,935
Treasury stock	(1,462)	(1,550)
Accumulated other comprehensive loss	(11,872)	(8,763)
Total stockholders' equity	786,856	710,277
Total liabilities and stockholders' equity	$1,581,425	$1,434,277